As filed with the Securities and Exchange Commission on July 1, 2013

Registration Nos. 333-145324, 333-112890, 333-07129, 033-62021

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1TO FORM S-8 (No. 333-145324)
POST-EFFECTIVE AMENDMENT NO. 1TO FORM S-8 (No. 333-112890)
POST-EFFECTIVE AMENDMENT NO. 1TO FORM S-8 (No. 333-07129)
POST-EFFECTIVE AMENDMENT NO. 1TO FORM S-8 (No. 033-62021)

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LUFKIN INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)
Texas		75-0404410
(State or other jurisdiction of incorporation or organization		(I.R.S. Employer Identification No.)
601 South Raguet
Lufkin, Texas 75902
(Address of Principal Executive Offices

Lufkin Industries, Inc. Incentive Stock Compensation Plan 2000
Lufkin Industries, Inc. 1996 Nonemployee Director Stock Option Plan
Lufkin Industries, Inc. 1990 Stock Option Plan

(Full Title of the Plan)

Victoria Lazar
General Counsel and Secretary
601 South Raguet
Lufkin, Texas 75902
(409) 634-2211
(Name and address of agent for service)

Copy to:
R. Jay Tabor
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
214 746 7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the registration statements set forth below (collectively, the “Registration Statements”) filed by Lufkin Industries, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission on the dates set forth below, and are filed to deregister all securities that were previously registered and have not been sold or otherwise issued as of the date of these Post-Effective Amendments under the: Lufkin Industries, Inc. Incentive Stock Compensation Plan 2000; Lufkin Industries, Inc. 1996 Nonemployee Director Stock Option Plan and Lufkin Industries, Inc. 1990 Stock Option Plan, as the case may be, and for which the Registration Statements had remained in effect:

•	Registration Statement on Form S-8 (No. 033-62021), filed on August 23, 1995
•	Registration Statement on Form S-8 (No. 333-07129), filed on June 28, 1996
•	Registration Statement on Form S-8 (No. 333-112890), filed on February 17, 2004
•	Registration Statement on Form S-8 (No. 033-145324), filed on August 10, 2007

On July 1, 2013, pursuant to that certain Agreement and Plan of Merger dated April 5, 2013, by and among the Company, General Electric Company (“GE”) and Red Acquisition, Inc., a wholly owned subsidiary of GE (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), and the Company, as the surviving corporation in the Merger, became a wholly owned subsidiary of GE.

As a result of the Merger, any offerings pursuant to the Registration Statements have been terminated.  In accordance with the undertaking contained in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing these Post-Effective Amendments to remove from registration, by means of a post-effective amendment, any of the registered securities which remain unsold under the Registration Statements as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 1st day of July, 2013.

LUFKIN INDUSTRIES, INC.

By: /s/ Victoria Lazar
Name: Victoria Lazar
Title: General Counsel and Secretary

Note:  No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.